Exhibit 99.1

NEWS RELEASE		A. O. SMITH CORPORATON For further information contact:

MEDIA INQUIRIES: Mark A. Petrarca 414-359-4100	ANALYST/INVESTOR INQUIRIES: Craig Watson 414-359-4009	A. O. Smith Corporation P.O. Box 245008 Milwaukee, WI 53224-9508 414-359-4000 NYSE: AOS

FOR IMMEDIATE RELEASE

July 15, 2005

A. O. Smith announces second quarter earnings

Milwaukee, Wis.—A. O. Smith Corporation (AOS-NYSE) today announced second quarter earnings of $6.5 million or $.22 per share. The reported earnings include the impact of an after-tax charge of $7.9 million or $.26 per share primarily related to a previously announced restructuring program.

Excluding the charge, second quarter earnings were $14.4 million or $.48 per share compared with $17.3 million or $.58 per share in 2004. Sales for the three-month period ending June 30 were $438 million, unchanged from the same period last year.

For the first six months of 2005, A. O. Smith earned $20.8 million or $.69 per share compared with six-month 2004 earnings of $28.0 million or $.94 per share. Excluding the after-tax charges of $8.5 million or $.28 per share, six month earnings were $29.3 million or $.97 per share.

Six month sales were $847 million, slightly lower than sales of $854 million for the same period in 2004.

“On June 24th we reduced our forecast for 2005 to a range of between $1.60 and $1.80 per share, from $1.80 to $2.00 per share, excluding the impact of the $.35 restructuring program announced with our first quarter results,” Chairman and Chief Executive Officer Robert J. O’Toole commented.

“This change in forecast is primarily the result of an inventory buildup in the wholesale water heater distribution channel, which has adversely affected demand for both commercial and residential product during the first half of 2005. We expect the channel to clear as we progress through the balance of the year.”

Water Systems

Although the company saw a favorable impact from improved pricing and a thirty percent sales increase in the China Water Heater business, second quarter sales declined approximately $6 million to $204 million because of softer customer demand in the North American market.

Operating earnings of $18.8 million were similar to the second quarter of 2004 as significantly improved operating efficiency and improved pricing to cover higher material costs offset the impact of lower North American unit volumes. Last year’s second quarter results included a non-recurring pretax gain of approximately $3.3 million from the favorable resolution of litigation related to pre-acquisition State Industries’ Duron product.

Electrical Products

Second quarter sales of $235 million in the company’s electric motor operation were modestly higher than 2004 as improved pricing more than offset weaker demand primarily in markets adversely affected by cooler weather.

Operating earnings were $6.0 million, or $13.4 million excluding a $7.4 million pretax restructuring charge, compared with $17.4 million last year. Though improved pricing offset higher material costs, reduced contribution on lower volume and reduced operating efficiencies resulted in a decline in operating profit. Plant efficiency was adversely affected by inventory reduction initiatives.

Restructuring & Other Costs

In the second quarter the company recorded a pre-tax charge of $8.6 million for restructuring and other costs. In addition to the $7.4 million charge at Electrical Products, primarily related to the closure of its Bray, Ireland facility, there was also a $1.2 million expense related to a contingent leasing liability at its discontinued Automotive Products operation which was recorded as a corporate expense.

Other Matters

During the quarter the company received a $28 million payment against its dip tube receivable leaving a balance of approximately $6 million that will be collected in the second half of this year. This will result in the complete recovery of receivables associated with this dispute. All litigation associated with this issue has been concluded.

Concurrent with this receipt, the company elected to make a voluntary contribution of $30 million to its pension plan.

GSW Acquisition

The company has signed a letter of intent to acquire GSW of Canada, a manufacturer and marketer of consumer durable products, including water heaters and building products. GSW had 2004 sales of approximately $US 470 million. The company has initiated the customary regulatory review process in both the United States and Canada.

Company discusses outlook

“Last month we issued guidance for 2005 of earnings ranging between $1.25 and $1.45 per share, or $1.60 to $1.80 before restructuring and other charges,” O’Toole said.

A.O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant increases in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; adverse changes in general economic conditions; and the potential that assumptions on which the company based its expectations are inaccurate or will prove to be incorrect.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is one of North America’s largest manufacturers of electric motors, with a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America’s largest manufacturers of residential and commercial water heating equipment. The company employs approximately 16,500 people worldwide.

A. O. SMITH CORPORATION AND SUBSIDIARIES

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended June 30		Six Months ended June 30
	2005	2004	2005	2004
Net sales	$437.7	$437.3	$846.9	$853.8
Cost of products sold	353.5	348.9	674.6	687.2

Gross profit	84.2	88.4	172.3	166.6

Selling, general and administrative	60.4	58.9	122.8	117.6
Restructuring and other charges	8.6	—	9.5	—
Interest expense	3.5	3.2	6.9	6.4
Other expense	0.7	0.3	0.8	0.5

	11.0	26.0	32.3	42.1
Tax provision	4.5	8.7	11.5	14.1

Net Earnings	$6.5	$17.3	$20.8	$28.0

Net Earnings Per Share of Common Stock (Diluted)	$0.22	$0.58	$0.69	$0.94

Average Common Shares Outstanding (000’s omitted)	30,131	29,913	30,068	29,913

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) June 30 2005	December 31 2004
ASSETS:

Cash and cash equivalents	$11.9	$25.1
Receivables	308.8	281.6
Inventories	226.9	233.5
Deferred income taxes	11.0	10.9
Other current assets	29.7	33.9

Total Current Assets	588.3	585.0

Net property, plant and equipment	348.6	358.8
Goodwill and other intangibles	313.5	313.2
Other assets	22.8	55.8

Total Assets	$1,273.2	$1,312.8

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$170.3	$158.8
Accrued payroll and benefits	31.4	28.3
Product warranty	16.6	17.5
Long-term debt due within one year	10.9	8.6
Other current liabilities	38.2	32.0

Total Current Liabilities	267.4	245.2

Long-term debt	226.1	272.5
Other liabilities	96.4	102.8
Pension liability	60.2	87.9
Deferred income taxes	16.3	13.8
Stockholders’ equity	606.8	590.6

Total Liabilities and Stockholders’ Equity	$1,273.2	$1,312.8

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Six Months ended June 30
	2005	2004
Operating Activities
Continuing
Net earnings	$20.8	$28.0

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation & amortization	26.0	26.8
Net change in current assets and liabilities	0.7	(43.8)
Net change in noncurrent assets and liabilities	2.8	(1.3)
Other	0.9	2.2

Cash Provided by Operating Activities	51.2	11.9

Investing Activities
Acquisition of business	—	(2.3)
Capital expenditures	(16.4)	(19.8)

Cash Used in Investing Activities	(16.4)	(22.1)

Financing Activities
Long-term debt incurred	—	16.0
Long-term debt retired	(44.2)	(2.1)
Other stock transactions	6.1	3.0
Dividends paid	(9.4)	(8.8)

Cash Provided by (Used in) Financing Activities	(47.5)	8.1

Discontinued
Cash Used in Discontinued Operations	(0.5)	(0.4)

Net decrease in cash and cash equivalents	(13.2)	(2.5)
Cash and cash equivalents - beginning of period	25.1	18.7

Cash and Cash Equivalents - End of Period	$11.9	$16.2

A. O. SMITH CORPORATION AND SUBSIDIARIES

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended June 30		Six Months ended June 30
	2005	2004	2005	2004
Net sales
Electrical Products	$234.5	$227.7	$441.6	$451.3
Water Systems	204.0	209.6	406.5	402.5
Inter-Segment Sales	(0.8)	—	(1.2)	—

	$437.7	$437.3	$846.9	$853.8

Operating earnings
Electrical Products (1)	$6.0	$17.4	$18.5	$34.5
Water Systems	18.8	18.7	39.7	27.5

	24.8	36.1	58.2	62.0

Corporate expenses (2)	(10.3)	(6.9)	(19.0)	(13.5)
Interest expense	(3.5)	(3.2)	(6.9)	(6.4)

Earnings before income taxes	11.0	26.0	32.3	42.1

Tax provision	4.5	8.7	11.5	14.1

Net earnings	$6.5	$17.3	$20.8	$28.0

(1) includes pretax restructuring and other charges of:	$7.4		$8.3

(2) includes pretax restructuring and other charges of:	$1.2		$1.2